Exhibit 99.1

News Release
170 Mt. Airy Road
Basking Ridge, NJ 07920

Hooper Holmes
James Calver
Chief Executive Officer
(908) 766-5000
Financial Dynamics
Investors: Jonathan Birt
Media: Sean Leous
212-850-5600

HOOPER HOLMES ANNOUNCES THIRD QUARTER 2006 RESULTS
RECORDS NON-CASH IMPAIRMENT CHARGE

BASKING RIDGE, NJ, November 14, 2006, Hooper Holmes, Inc. (AMEX:HH) today announced financial results for the third quarter and nine months ended September 30, 2006.

For the three months ended September 30, 2006, total revenues decreased 9% to $70.2 million compared to $77.4 million in the third quarter 2005. The Company incurred a net loss of $42.0 million or $(0.63) per share compared to a net loss of $2.4 million or $(0.04) per share in the third quarter 2005. The net loss for the third quarter 2006 includes a non-cash charge of $31.8 million related to an increase in the valuation allowance for deferred tax assets and a charge of approximately $6.8 million pertaining to restructuring and other charges. Third quarter 2005 results included approximately $4.6 million in restructuring and other charges.

For the first nine months of 2006, total revenues were $222.7 million compared to $243.8 million in the comparable period of 2005, a decrease of 9%. The Company’s net loss for the first nine months of 2006 totaled $43.8 million, or $(0.66) per share, compared to net income of $2.7 million, or $0.04 per diluted share, in the comparable period of 2005. The net loss for the first nine months of 2006 includes a non-cash charge of $31.8 million related to an increase in the valuation allowance for deferred tax assets. Restructuring and other charges included in these results are $8.6 million and $5.7 million for the first nine months of 2006 and 2005, respectively.

Third Quarter 2006 Results by Division

Health Information Division (HID)
The HID reported a decline in third quarter revenues to $62.5 million compared to $68.2 million in 2005, due primarily to continued weakness in the Company’s core paramedical business.

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Portamedic revenues decreased 8% to $36.9 million, compared to $40.2 million in the third quarter 2005. The decrease is a result of fewer paramedical exams being completed during the quarter, primarily attributable to the overall decline in life insurance application activity.

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Infolink reported revenues of $7.7 million, a decrease of 3% compared to $7.9 million in the third quarter of 2005. The decrease reflects fewer Attending Physician Statement (APS) orders, partially offset by an increase in tele-interviewing revenue.

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Medicals Direct Group revenues were down 11% to $9.6 million compared to $10.9 million in the same period of 2005. The decrease is primarily due to a decline in our medical screenings and underwriting revenue. The decline is partially attributable to a weaker UK housing market, among other factors, resulting in fewer life insurance policies, which are customarily purchased in conjunction with home mortgages.

•	Heritage Labs revenues fell 8% to $4.3 million compared to $4.7 million in the same period of 2005, reflecting fewer units being tested.

•	Mid-America Agency Services (MAAS) reported revenues of $4.0 million, a decline of $0.5 million compared to the third quarter of 2005, the result of a reduction in life insurance applications.

Claims Evaluation Division (CED)
The CED reported third quarter revenues of $7.7 million, down 17% compared to $9.2 million in the third quarter 2005. The decrease was primarily a result of fewer independent medical exams and peer review services ordered by our current customers.

James Calver, Chief Executive Officer of Hooper Holmes, commented, “Our third quarter results, along with our strategic review findings, underscore our need to implement change at Hooper Holmes. We remain optimistic that we have laid the groundwork for a recovery in our business through the implementation of the Strategic Review announced last week. This is focused on reducing our cost base, restoring growth in the core businesses, maximizing use of our existing assets, and seeking opportunities in new areas of business. We believe this is the right approach to improve our financial performance, position Hooper Holmes for long-term growth and create value for shareholders.”

On November 10, 2006, the Company held a conference call to present the findings of their recently completed strategic review. To summarize, management has developed plans which, when fully implemented, are expected to result in approximately $17.5 million of additional operating income on an annual basis. An online archive of the call is available on the Company’s website located at http://www.hooperholmes.com.

Hooper Holmes, Inc. provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through over 250 locations nationwide and in the United Kingdom.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in their entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

-TABLES FOLLOW-

HOOPER HOLMES INC.
2006 CONSOLIDATED STATEMENTS OF INCOME
(unaudited: in thousands, except share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2006	2005	2006	2005

Revenues	$70,216	$77,429	$222,655	$243,847
Cost of operations	54,007	58,608	169,179	178,170
Gross profit	16,209	18,821	53,476	65,677
Selling, general and administrative expenses	19,332	18,220	57,876	55,163
Restructuring and other charges	6,817	4,609	8,550	5,650
Operating income (loss)	(9,940)	(4,008)	(12,950)	4,864
Other income (expense):
Interest expense	(132)	(119)	(319)	(411)
Interest income	51	83	136	206
Other expense, net	(102)	(126)	(305)	(353)
	(183)	(162)	(488)	(558)
Income (loss) before income taxes	(10,123)	(4,170)	(13,438)	4,306

Income tax (benefit) provision	31,835	(1,734)	30,336	1,618

Net income (loss)	$(41,958)	$(2,436)	$(43,774)	$2,688

Earnings (loss) per share:
Basic	$(0.63)	$(0.04)	$(0.66)	$0.04
Diluted	$(0.63)	$(0.04)	$(0.66)	$0.04

Weighted average number of shares:
Basic	66,972,197	65,527,594	66,488,603	65,351,112
Diluted	66,972,197	65,527,594	66,488,603	66,080,614

Hooper Holmes, Inc.
Consolidated Balance Sheets
(unaudited; in thousands except share data)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$6,816	$11,683
Marketable securities	-	383
Accounts receivable, net	40,656	42,121
Deferred income taxes	-	1,295
Income tax receivable	2,614	5,612
Other current assets	4,799	4,907
Total current assets	54,885	66,001

Property, plant and equipment, at cost	45,500	40,563
Less: Accumulated depreciation and amortization	29,967	27,085
Property, plant and equipment, net	15,533	13,478

Goodwill	41,645	40,038
Intangible assets, net	10,964	12,203
Deferred income taxes	-	30,269
Other assets	781	342
Total assets	$123,808	$162,331

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$-	$1,000
Accounts payable	11,646	13,706
Accrued expenses	21,527	17,523
Total current liabilities	33,173	32,229

Other long term liabilities	1,187	1,200
Commitments and Contingencies
Stockholders' equity:
Common stock, par value $.04 per share; authorized 240,000,000	2,706	2,700
shares, issued 67,651,674 shares and 67,499,074 shares
as of September 30, 2006 and December 31, 2005, respectively
Additional paid-in capital	114,549	121,278
Accumulated other comprehensive income	1,464	354
Retained earnings (deficit)	(29,200)	14,574
	89,519	138,906
Less: Treasury stock at cost (9,395 shares and 1,328,795 shares
as of September 30, 2006 and December 31, 2005, respectively	71	10,004
Total stockholders' equity	89,448	128,902
Total liabilities and stockholders' equity	$123,808	$162,331